Exhibit 1


                             JOINT FILING AGREEMENT


     THIS JOINT FILING AGREEMENT (this "Agreement") is made and entered into as of this 3rd day of August, 2004, between Dale Kutnick and Henry F. Skelsey.

     The parties to this Agreement hereby agree to prepare jointly and file timely (or otherwise to deliver as appropriate) all filings on Schedule 13D and
Schedule 13G (the "Filings") required to be filed by them pursuant to Section 13(d) or 13(g) under the Securities Exchange Act of 1934, as amended, with respect to their respective ownership of any securities of META Group Inc. that are required to be reported on any Filings. Each party represents to the other that he is eligible to file a statement or statements on Schedule 13D pertaining to his ownership of securities of META Group Inc. Each party further agrees and covenants to the other that he will fully cooperate with such other party in the preparation and timely filing (and other delivery) of all such Filings.

IN WITNESS WHEREOF, the parties, hereto have executed this Agreement as of the date first set forth above.

/s/ Dale Kutnick
---------------------
Dale Kutnick


/s/ Henry Skelsey
---------------------
Henry Skelsey